CERTIFICATE OF FORMATION

                                       OF

              ROBECO-SAGE MULTI-STRATEGY INSTITUTIONAL FUND, L.L.C.



         FIRST: The name of the limited liability company is Robeco-Sage Multi-Strategy Institutional Fund, L.L.C.

         SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, in the State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 25th day of July, 2008.


                                     ROBECO-SAGE MULTI-STRATEGY
                                     INSTITUTIONAL FUND, L.L.C.



                                     By: /s/Nathaniel Segal
                                        -------------------------
                                         Name:  Nathaniel Segal
                                         Title: Authorized Person